Exhibit 99.3

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. ANNOUNCES FRP LEGAL SETTLEMENT

STAMFORD, CONNECTICUT – April 20, 2009 - Crane Co. (NYSE: CR), announced today that on April 17, 2009 the Company reached agreement to settle a previously disclosed lawsuit brought by Coachmen Industries alleging failure of the Company’s fiberglass-reinforced plastic material. As previously reported, a liability verdict was rendered by a jury in this lawsuit on January 27, with the damages to be determined by a second jury later this year. The aggregate damages sought by Coachmen totaled approximately $65 million, and included approximately $20 million in repair and other direct costs allegedly incurred, as well as approximately $45 million in other consequential damages such as lost market share and lost profits. In a mediation, the Company agreed to pay Coachmen an aggregate of $17.75 million in several installments through July 1, 2009. Based upon both insurer commitments and liability estimates previously recorded, the Company recorded a pre-tax charge of $7.75 million in connection with this settlement.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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